Amended Exhibit A
to Amended and Restated Investment Management Agreement
between
Diamond Hill Funds
and
Diamond Hill Capital Management, Inc.
Originally dated
November 17, 2011

Series	Fee Effective Date	Annual Fee as a percentage of the average daily net assets of the Fund
Long-Short Fund	July 1, 2001	0.90%
Small Cap Fund	July 1, 2001	0.80%
Large Cap Fund	January 1, 2016	0.50%
Small-Mid Cap Fund	November 17, 2005	0.75%
Select Fund	November 17, 2005	0.70%
Mid Cap Fund	January 1, 2017	0.60%
Short Duration Securitized Bond Fund	August 1, 2016	0.35%
Core Bond Fund	May 26, 2016	0.30%
International Fund	February 14, 2019	0.65%
Large Cap Concentrated Fund	February 11, 2021	0.50%
Core Plus Bond Fund	August 22, 2024	0.40%
Securitized Total Return Fund	May 22, 2025	0.70%
Large Cap Concentrated ETF	August 21, 2025	0.50%

Previously Amended Exhibit A:    November 21, 2013, February 28, 2015, November 19, 2015, January 1, 2016, February 28, 2016, May 26, 2016, August 1, 2016, January 1, 2017, February 28, 2017, August 17, 2017, February 14, 2019, February 11, 2021, August 19, 2021, December 21, 2021, February 28, 2023, August 22, 2024 and May 22, 2025.
The effective date of this Amended Exhibit A is August 21, 2025.

Diamond Hill Funds                    Diamond Hill Capital Management, Inc.

By: ______________________            By: ________________________________
    Thomas E. Line                    Thomas E. Line
    President                        Chief Financial Officer